EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	April 20, 2009
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY EARNINGS

Porterville, CA – April 20, 2009 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter ended March 31, 2009. Net income for the quarter was $2.7 million, resulting in a 10.03% return on average equity and a 0.83% return on average assets, which management expects will compare favorably to peer financial institutions. Net income and diluted earnings per share improved substantially from the fourth quarter of 2008, but declined relative to the year-ago quarter mainly due to a higher loan loss provision and higher non-interest expenses. Notable balance sheet changes during the first quarter of 2009 include an increase of $58 million, or 6%, in branch deposit balances, a $24 million decline in wholesale-sourced brokered deposits, a $55 million drop in Federal Home Loan Bank (FHLB) borrowings, a $17 million drop in cash and due from banks, and an increase of $15 million in non-performing assets. The increase in non-performing assets was due primarily to an $11 million real estate loan that was placed on non-accrual during the quarter, although the loan is well-collateralized based on current appraisals.

“Despite continued market uncertainties, our financial performance was close to internal projections for the first quarter of 2009 and our capital ratios continue to strengthen, providing further validation of the Board’s decision not to apply for bailout money from the U.S. Treasury,” commented James C. Holly, President and CEO. “One pleasant surprise was an influx of deposit dollars in the first quarter, as our rock-solid capital position, higher FDIC insurance limits, and our participation in CDARS (which can provide individual depositors with FDIC insurance coverage of $50 million or more), have finally reacted together with the deposit initiatives we put in place over the past couple of years to attract money into the safety and security of deposits,” he noted. “Moreover,” Mr. Holly added, “we have seen other positive developments in the midst of the current economic turbulence: At the National level, in addition to a temporary increase in FDIC deposit insurance limits, there seems to be a recognition of the systemic risks created by ‘too big to fail’ institutions and a movement toward a more equitable deposit insurance assessment system; and, at the local level, the instability around us has created opportunities to selectively supplement our capable staff with additional experienced bankers, and we are actively investigating branch expansion opportunities in anticipation of an economic rebound within the next year or two.”

Financial Highlights

While service charges on deposits were up, the Company’s net income for the first quarter of 2009 was negatively impacted by a drop in other non-interest income, net interest margin compression, a higher provision for loan and lease losses, and higher non-interest expense relative to the first quarter of 2008.

Net interest income was slightly lower in the first quarter of 2009 than in the first quarter of 2008. While average interest-earning assets were $80 million higher, an increase of 7%, the lift created by higher earning assets was offset by a lower net interest margin. The Company’s net interest margin dropped by 35 basis points, to 4.80% in the first quarter of 2009 from 5.15% in the first quarter of 2008, for the following reasons: We had $265,000 in net interest reversals on loans placed on non-accrual in the first quarter of 2009, and no interest reversals in the first quarter of 2008; most of the growth in average interest-earning assets during the past year has

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Sierra Bancorp Financial Results

April 20, 2009

been in investments, which tend to be lower-yielding than loans; average non-performing assets, including non-accruing loans and OREO, were $38 million higher in the first quarter of 2009 than the first quarter of 2008; average non-interest bearing demand deposits were $6 million lower; and, since many of our non-maturity interest-bearing deposits, such as NOW, savings and money market accounts, had relatively low rates already, deposits did not re-price to the same extent as loans during the rapidly declining rate environment of the past year.

Some of the $1.3 million increase in the loan loss provision can be explained by the increase in net charge-offs, although many of the charged-off loan balances had specific reserves allocated to them as of the beginning of the quarter and charging them off did not necessarily create the need for reserve replenishment. Our first quarter net charge-offs include commercial loans (primarily unsecured business lines of credit) and the non-guaranteed portion of SBA loans totaling $1.4 million, real estate loan balances (including equity lines) of $1.3 million, unsecured personal lines of credit of $325,000, and other consumer loans and overdrafts adding up to $457,000. In addition to the increase in reserves related to charge-offs, we provided specific reserves as necessary for loans placed on non-accrual status during the quarter and adjusted general reserves for changes in historical loss rates and forward-looking risk factors. Our detailed analysis indicates that as of March 31, 2009, our allowance for loan and lease losses should be sufficient to cover potential credit losses inherent in loan and lease balances outstanding as of that date. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance. Our allowance for loan and lease losses was 1.60% of total loans at March 31, 2009.

Service charges on deposits increased by $161,000, or 7%, in the first quarter of 2009 relative to the first quarter of 2008. Service charges show improvement due primarily to returned item and overdraft fees generated by new consumer checking accounts, and a fee increase that became effective mid-2008. The $66,000 gain on investments in 2009 consists entirely of a recovery on a previously charged-off investment in a title insurance holding company, and the $45,000 in 2008 represents gains received on called securities. Other non-interest income declined by $910,000, or 56%, due in part to non-recurring events that added $446,000 to income in 2008, including a $289,000 one-time gain resulting from the mandatory redemption of a portion of our Visa shares pursuant to Visa’s initial public offering in March 2008. The drop also reflects the elimination of dividends on our FHLB equity investment, which contributed $127,000 to income in the first quarter of 2008 but none in the first quarter of 2009, and includes a $295,000 increase in pass-through operating costs associated with our investment in low-income housing tax credit funds. Tax credit investment costs are netted against non-interest income.

With regard to non-interest expense, salaries and benefits increased by $562,000, or 12%, due to a $364,000 drop in the deferral of current-period salaries associated with successful loan originations, the addition of staff for our two newest branches (opened in July and November of 2008), and normal annual increases. A decline of $43,000 in deferred compensation expense stemming from higher participant losses on deferred compensation investments helped offset some of the increase in salaries. Occupancy expense went up by $169,000, or 11%, due primarily to costs associated with our new branches.

Other non-interest expenses increased by $939,000, or 37%, due in part to a $242,000 non-recurring offset against deposit services costs in the first quarter of 2008 representing payments received for the Company’s EFT processing/debit card conversions. The increase also includes the following: An increase of $146,000 in FDIC insurance assessments; OREO write-downs totaling $225,000 in the first quarter of 2009; an $83,000 increase in OREO operating expenses; a $61,000 increase in appraisal, inspection, and foreclosure costs; a $92,000 increase in collection-related legal costs; and an increase of $114,000 in telecommunications costs related

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Sierra Bancorp Financial Results

April 20, 2009

to network upgrades. These increases were partially offset by a $35,000 increase in participant losses in the directors’ deferred fee plan, reflected as an expense accrual reduction, and an insurance recovery of $70,000 in the first quarter of 2009 related to a prior-period legal settlement.

As noted above, balance sheet changes during the first quarter of 2009 include a sizeable jump up in deposits. Total deposits increased by $34 million, or 3%, during the first quarter, although after a $24 million drop in wholesale-sourced brokered deposits is factored out, the growth in branch deposits is calculated at $58 million, or 6%. Most of the increase in branch deposits was in time deposits, including a $17 million increase in CDARS deposits and a $39 million increase in other time deposits over $100,000. Combined NOW/savings balances were up by $9 million, or 6%, and money market deposits increased by $3 million, or 2%, but those increases were largely offset by an $11 million decline in non-interest bearing demand deposit balances. Because of the increase in deposits and the drop in cash and due from banks, we were able to let $55 million in Federal Home Loan Bank borrowings roll off.

The $17 million drop in cash and due from banks was due mainly to timing differences on cash items (checks) in process of collection. Interest-earning assets were virtually unchanged for the quarter, since a slight increase in loan balances was offset by a slight decrease in investment balances. Non-performing assets increased by $15 million, or 41%, during the first three months of 2009, ending the quarter at over $52 million. That balance includes $45 million in non-accruing loans and $7 million in foreclosed assets (primarily OREO). The biggest change in non-performing assets during the first quarter of 2009 came from the downgrade of an $11 million acquisition and development loan to non-accrual status, because of the borrower’s inability to make scheduled payments due to cash flow problems. Based on recent appraisals, the loan is very well secured and does not currently require a specific loss reserve. There were three additional relatively large land/construction loan relationships totaling close to $2 million that were placed on non-accrual status during the quarter, as well as a loan on a mini-storage facility with a balance of about $1.5 million. All non-performing assets at March 31, 2009 have either been written down to current appraised values, less expected costs of disposition, or are well-reserved based on loss expectations.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 32nd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.3 billion in total assets with 23 branch offices, an agricultural credit center, an SBA center, an online “virtual” branch, and over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

April 20, 2009

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2009	3/31/2008	% Change
Interest Income	$17,701	$20,479	-13.6%
Interest Expense	3,900	6,536	-40.3%

Net Interest Income	13,801	13,943	-1.0%
Provision for Loan & Lease Losses	3,601	2,270	58.6%

Net Int after Provision	10,200	11,673	-12.6%
Service Charges	2,629	2,468	6.5%
Loan Sale & Servicing Income	17	16	6.3%
Other Non-Interest Income	728	1,638	-55.6%
Gain (Loss) on Investments	66	45	46.7%

Total Non-Interest Income	3,440	4,167	-17.4%
Salaries & Benefits	5,060	4,498	12.5%
Occupancy Expense	1,655	1,486	11.4%
Other Non-Interest Expenses	3,498	2,559	36.7%

Total Non-Interest Expense	10,213	8,543	19.5%
Income Before Taxes	3,427	7,297	-53.0%
Provision for Income Taxes	732	2,338	-68.7%

Net Income	$2,695	$4,959	-45.7%

TAX DATA
Tax-Exempt Muni Income	$588	$578	1.7%
Tax-Exempt BOLI Income	$106	$160	-33.8%
Interest Income—Fully Tax Equiv	$18,018	$20,790	-13.3%
NET CHARGE-OFFS	$3,513	$2,069	69.8%

PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2009	3/31/2008	% Change
Basic Earnings per Share	$0.28	$0.52	-46.2%
Diluted Earnings per Share	$0.28	$0.51	-45.1%
Common Dividends	$0.10	$0.17	-41.2%
Wtd. Avg. Shares Outstanding	9,675,846	9,558,161
Wtd. Avg. Diluted Shares	9,752,425	9,801,531
Book Value per Basic Share (EOP)	$11.29	$10.65	6.0%
Tangible Book Value per Share (EOP)	$10.72	$10.06	6.6%
Common Shares Outstndg. (EOP)	9,678,791	9,521,273

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2009	3/31/2008
Return on Average Equity	10.03%	19.82%
Return on Average Assets	0.83%	1.62%
Net Interest Margin (Tax-Equiv.)	4.80%	5.15%
Efficiency Ratio (Tax-Equiv.)	58.09%	47.16%
Net C/O’s to Avg Loans (not annualized)	0.37%	0.23%

AVERAGE BALANCES	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2009	3/31/2008	% Change
Average Assets	$1,312,422	$1,232,798	6.5%
Average Interest-Earning Assets	$1,193,894	$1,113,727	7.2%
Average Gross Loans & Leases	$939,934	$916,027	2.6%
Average Deposits	$1,081,891	$866,419	24.9%
Average Equity	$109,008	$100,644	8.3%

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Sierra Bancorp Financial Results

April 20, 2009

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	3/31/2009	12/31/2008	3/31/2008	Annual Chg
ASSETS
Cash and Due from Banks	$29,261	$46,010	$43,150	-32.2%
Securities and Fed Funds Sold	247,979	248,913	236,664	4.8%
Agricultural	11,316	13,542	9,864	14.7%
Commercial & Industrial	147,037	142,739	138,398	6.2%
Real Estate	705,012	705,141	697,437	1.1%
SBA Loans	19,629	19,463	20,817	-5.7%
Consumer Loans	64,104	65,755	54,528	17.6%

Gross Loans & Leases	947,098	946,640	921,044	2.8%
Deferred Loan & Lease Fees	(1,151)	(1,365)	(2,818)	-59.2%

Loans & Leases Net of Deferred Fees	945,947	945,275	918,226	3.0%
Allowance for Loan & Lease Losses	(15,181)	(15,094)	(12,478)	21.7%

Net Loans & Leases	930,766	930,181	905,748	2.8%
Bank Premises & Equipment	18,993	19,280	18,240	4.1%
Other Assets	82,080	81,908	77,960	5.3%

Total Assets	$1,309,079	$1,326,292	$1,281,762	2.1%

LIABILITIES & CAPITAL
Demand Deposits	$221,150	$232,168	$225,318	-1.8%
NOW / Savings Deposits	165,656	156,322	149,853	10.5%
Money Market Deposits	149,769	146,896	135,911	10.2%
Time Certificates of Deposit	558,434	526,112	412,466	35.4%

Total Deposits	1,095,009	1,061,498	923,548	18.6%
Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	59,799	113,919	207,894	-71.2%

Total Deposits & Int.-Bearing Liab.	1,185,736	1,206,345	1,162,370	2.0%
Other Liabilities	14,054	13,147	18,031	-22.1%
Total Capital	109,289	106,800	101,361	7.8%

Total Liabilities & Capital	$1,309,079	$1,326,292	$1,281,762	2.1%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	3/31/2009	12/31/2008	3/31/2008	Annual Chg
Non-Accruing Loans	$44,691	$29,786	$7,021	536.5%
Over 90 Days PD and Still Accruing	—	71	—	0.0%
Foreclosed Assets	7,440	7,127	1,875	296.8%

Total Non-Performing Assets	$52,131	$36,984	$8,896	486.0%

Non-Perf Loans to Total Loans	4.72%	3.15%	0.76%
Non-Perf Assets to Total Assets	3.98%	2.79%	0.69%
Allowance for Ln Losses to Loans	1.60%	1.59%	1.35%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2009	12/31/2008	3/31/2008
Shareholders Equity / Total Assets	8.3%	8.1%	7.9%
Loans / Deposits	86.5%	89.2%	99.7%
Non-Int. Bearing Dep. / Total Dep.	20.2%	21.9%	24.4%

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